Item 26. Exhibit (h) i. d. 3.

DELAWARE INVESTMENTS®	DELAWARE INVESTMENTS® FAMILY OF FUNDS DEALER’S AGREEMENT

We are the national distributor for all of the shares of all of the Classes (now existing or hereafter added) of all of the Funds in the Delaware Investments® Family of Funds which retain us, Delaware Distributors, L.P., to act as exclusive national distributor. The term “Fund” as used in this Agreement refers to each Fund in the Delaware Investments® Family of Funds that retains us to promote and sell its shares, and any Fund that may hereafter be added to Delaware Investments® Family of Funds to retain us as national distributor. The term “Class” as used in this Agreement refers to a class of shares of a Fund as described in the Fund’s prospectus. You, a broker/dealer (“you”), have indicated that you wish to act as agent for your customer(s) (the “customer(s)”) in connection with the purchase, sale and redemption of Fund shares and/or desire to provide certain services to your customers relating to their ownership of Fund shares, all in accordance with the terms of this Agreement. The Parties acknowledge that the terms and conditions set forth in Appendix A hereto are made part of this Agreement. Services or activities described in this Agreement that are not legally required to be performed by a registered broker-dealer may be performed by one of your affiliates, and you will remain liable for the performance of your obligations under this Agreement and for the acts and omissions of such affiliates.

AGENT FOR CUSTOMERS: In placing orders for the purchase and sale of Fund shares, you will be acting solely as agent for your customers and will not have any authority to act as agent for us, any of the Funds or any of our affiliates or representatives. Each transaction in Fund shares will be initiated solely upon the order of a customer, or by you pursuant to a written agreement with a customer giving you investment discretion to act on such customer’s behalf, and shall be for the account of a customer. You also agree that you will not refrain from placing orders with us that you have received from your customers for your own gain. Neither you nor any of your employees or agents are authorized to make any representations concerning the Funds or Fund shares except those contained in the then current “Prospectus” and in written information issued by the Fund or by us as a supplement to the Prospectus. In purchasing Fund shares your customers may rely only on such authorized information.

OFFERING PRICE: Orders for shares received from you and accepted by a Fund or its agent, will be at the public offering price applicable to each order as set forth in that Fund’s Prospectus. The manner of computing the net asset value of shares, the public offering price and the effective time of orders received from you are described in the Prospectus for each Fund. Shares are available only through separate accounts established for variable life insurance policies and variable annuity contracts offered by insurance companies that have entered into participation agreements with the Fund. We reserve the right, at any time and without notice, to suspend the sale of Fund shares.

CONCESSIONS TO YOU: If applicable, you will be entitled to deduct the applicable concession as set forth in the then current Prospectus of a Fund from the purchase price of certain purchase orders placed by you for shares of a Fund having a sales charge. We reserve the right from time to time, without prior notice, to modify, suspend or eliminate such concessions by amendment, sticker or supplement to the Prospectus for the Fund. If any shares confirmed to you under the terms of this Agreement are redeemed or repurchased by the Fund or by us as agent for the Fund, or are tendered for redemption or repurchase, within seven business days after the date of our confirmation of the original purchase order, you shall promptly refund to us the concession allowed to you on such shares.

PURCHASE PLANS: The purchase price on all orders placed by you and any concessions or other fees otherwise due to you under this Agreement will be subject to the then current terms and provisions of any applicable special plans and accounts (e.g., volume purchases, letters of intent, rights of accumulation, combined purchases privilege, exchange and reinvestment privileges and retirement plan accounts) as set forth from time to time in the Prospectus. You agree to notify us when an order is placed if it qualifies for a reduced sales charge under any of these plans. We reserve the right, at any time, without prior notice, to modify, suspend or eliminate any such plans or accounts by amendment, sticker or supplement to the Prospectus for the Fund.

SALES, ORDERS AND CONFIRMATIONS: In offering Fund shares you shall act as dealer for your own account, and in no transaction shall you have any authority to act as agent for the Fund, for any other selected dealer or for us. No person is authorized to make any representations concerning the shares of the Fund except those contained in the Prospectus and in written information issued by the Fund or by us as a supplement to such Prospectus. In purchasing Fund shares, you shall rely only on such representations.

All sales must be made subject to confirmation and orders are subject to acceptance or rejection by the Fund in its sole discretion. Your orders must be wired, telephoned or written to the Fund or its agent. You agree to place orders for the same number of shares

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sold by you at the price at which such shares are sold. You agree that you will not purchase Fund shares except for the purpose of covering purchase orders already received. You also agree that you will not withhold placing with us orders received from your customers so as to profit yourself from such withholding. Each of your orders shall be confirmed by you in writing on the same day.

PAYMENT AND ISSUANCE OF CERTIFICATES: The shares purchased by you hereunder shall be paid for in accordance with Article I of the Fund Participation Agreement dated September 30, 2016 among Delaware VIP Trust, Delaware Management Company, Delaware Distributors, L.P., and Massachusetts Mutual Life Insurance Company (the “Fund Participation Agreement”). If not so paid, we reserve the right to cancel the sale and to hold you responsible for any loss sustained by us or the Fund (including lost profit) in consequence. Certificates representing the Fund’s shares will not be issued unless (i) the Fund’s Prospectus indicates that certificates may be issued for the class of shares being purchased, and (ii) a specific request is received from the purchaser. Certificates, if requested, will be issued in the names indicated by registration instructions accompanying your payment.

REDEMPTION: The Prospectus describes the provisions whereby the Fund, under all ordinary circumstances, will redeem shares held by shareholders on demand. The parties agree redemptions will be made in accordance with the Prospectus and Article I of the Fund Participation Agreement. You agree that you will not make any representations to shareholders relating to the redemption of their shares other than the statements contained in the Prospectus and the underlying organizational documents of the Fund, to which it refers, and that you will quote as the redemption price only the price determined by the Fund. You shall not repurchase any shares from your customers at a price below the next quoted by the Fund for redemption. You may charge a reasonable fee for services in connection with the repurchase by you from your customers of shares. You may hold such repurchased shares only for investment purposes or submit such shares to the Fund for redemption.

12b-1 PLAN: With respect to any Fund that offers shares of classes for which Distribution Plans have been adopted under Rule 12b-1 (individually a “12b-1 Plan”) of the Investment Company Act of 1940, as amended (the “1940 Act”), we expect you to provide distribution and marketing services in the promotion of the Fund’s shares. In connection with the receipt of distribution fees and/or the receipt of service fees as set forth under 12b-1 Plan(s) applicable to the class or classes of Fund shares purchased by your customers, we expect you to provide administrative and other services to your customers who own Fund shares, including, but not limited to, furnishing personal and other services and assistance, answering routine inquiries regarding a Fund, assisting in changing dividend options, account designations and addresses, maintaining such accounts, or such other services as the Fund may require, to the extent permitted by applicable statutes, rules or regulations. For such services we will pay you a fee, as established by us from time to time, based on a portion of the net asset value of the accounts of your clients in the Fund. We are permitted to make this payment under the terms of the 12b-1 Plans adopted by certain of the Funds, as such Plans may be in effect from time to time. The 12b-1 Plans in effect on the date of this Agreement are described in the Funds’ Prospectuses. Each Fund reserves the right to terminate or suspend its 12b-1 Plan at any time as specified in the Plan and we reserve the right, at any time, without notice, to modify, suspend or terminate payments hereunder in connection with such 12b-1 Plan. You will furnish the Fund and us with such information as may be reasonably requested by the Fund or its directors or trustees or by us with respect to such fees paid to you pursuant to this Agreement.

LEGAL COMPLIANCE: This Agreement and any transaction with, or payment to, you pursuant to the terms hereof is conditioned on your representation to us that, as of the date of this Agreement you are, and at all times during its effectiveness you will be: (a) a registered broker/dealer under the Securities Exchange Act of 1934 and qualified under applicable state securities laws in each jurisdiction in which you are required to be qualified to act as a broker/dealer in securities, and a member in good standing of the Financial Industry Regulatory Authority (the “FINRA”); or (b) a foreign broker/dealer not eligible for membership in the FINRA and otherwise in compliance with applicable U.S. federal and state securities laws. You agree to notify us promptly in writing and immediately suspend sales of Fund shares if this representation ceases to be true. You also agree that, whether you are a member of the FINRA or a foreign broker/dealer not eligible for such membership, you will comply with the rules of the FINRA including, in particular, Sections 2 and 26 of Article III thereof, and that you will maintain adequate records with respect to your transactions with the Funds. Each of the parties represents and warrants that it has appropriate safeguards to protect non-public customer information. If non- public personal information regarding either party’s customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement. Any such use of this information will be in accordance with Regulation S-P.

BLUE SKY MATTERS: We shall have no obligation or responsibility with respect to your right to sell Fund shares in any state or jurisdiction. We agree use our best efforts to notify you immediately in the event any Fund share cannot be sold in any states or jurisdictions. In addition, upon your request, we may furnish you with

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a list identifying the states and/or jurisdictions under the securities laws of which a Fund’s shares may be sold. Such list may be updated by us from time to time and provided to you. You will not transact orders for Fund shares in states or jurisdictions in which we indicate Fund shares may not be sold. You agree to offer and sell Fund shares outside the United States only in compliance with all applicable laws, rules and regulations of any foreign government having jurisdiction over such transactions in addition to any applicable laws, rules and regulations of the United States.

LITERATURE: We will furnish you with copies of each Fund’s Prospectus, sales literature and other information made publicly available by the Fund, in reasonable quantities upon your request. You agree to deliver a copy of the current Prospectus in accordance with the provisions of the Securities Act of 1933 to each purchaser of Fund shares for whom you act as broker. We shall file Fund sales literature and promotional material with FINRA and SEC as required. Unless provided by us as noted at the beginning of this paragraph, you may not publish or use any sales literature or promotional materials with respect to the Funds without our prior review and written approval. In addition, the Parties agree to comply with the terms of Article IV of the Fund Participation Agreement.

NOTICES AND COMMUNICATIONS: All communications from you should be addressed to us at One Commerce Square, 2005 Market Street, Philadelphia, PA 19103. Any notice from us to you shall be deemed to have been duly given if mailed or telegraphed to you at the address set forth below. Each of us may change the address to which notices shall be sent by notice to the other in accordance with the terms hereof.

TERMINATION: This Agreement may be terminated by either party on thirty (30) days’ written notice to that effect. The Agreement may also be terminated by either party immediately upon notice: if a trustee is appointed for either party under the Securities Investor Protection Act or any other act of insolvency by a party; upon a material violation of this Agreement; and upon the institution of formal proceedings against a party by an applicable regulatory body if such proceedings could reasonably have a material adverse impact on the terminating party or on the business of the party subject to the proceeding. Notwithstanding the termination of this Agreement, you shall remain liable for any amounts otherwise owing to us or the Funds for your portion of any transfer tax or other liability which may be asserted or assessed against the Fund, or us.

AMENDMENT: This Agreement may be amended or revised only by a written instrument signed by both parties.

GENERAL: Each party’s acceptance hereof will constitute an obligation on each party’s part to observe all the terms and conditions hereof. In the event you breach any of the terms and conditions of this Agreement, you will indemnify us, the Funds, and our affiliates for any damages, losses, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to such breach and we may offset any such damages, losses, costs and expenses against any amounts due to you hereunder. In the event that we breach any of the terms of this Agreement, we will indemnify you and your affiliates for any damages, losses, costs and expenses (including reasonable attorney’s fees) arising out of or relating to such breach. Nothing contained herein shall constitute you, us and any dealers an association or partnership. All references in this Agreement to the “Prospectus” refer to the then current version of the Prospectus and include the Statement of Additional Information incorporated by reference therein and any stickers or supplements thereto. This Agreement supercedes and replaces any prior agreement between us and you with respect to your purchase and sale of Fund shares and its to be construed in accordance with the laws of the State of Delaware.

Please confirm this Agreement by executing one copy of this Agreement below and returning it to us. Keep the enclosed duplicate copy for your records.

DELAWARE DISTRIBUTORS, L.P.

By: Delaware Distributors, Inc., General Partner

By:	/s/ Stephen Busch

Name:	Stephen Busch

Title:	Senior Vice President

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DEALER’S AGREEMENT ACCEPTANCE

DELAWARE DISTRIBUTORS, L.P.

The undersigned hereby confirms the Dealer’s Agreement and acknowledges that any purchase of Fund shares made during the effectiveness of this Agreement is subject to all the applicable terms and conditions set forth in this Agreement, and agrees to pay for the shares at the price and upon the terms and conditions stated in the Agreement. The undersigned hereby acknowledges receipt of Prospectuses relating to the Fund shares and confirms that, in executing the Dealer’s Agreement, it has relied in such Prospectuses and not on any other statement whatsoever, written or oral.

INVESTMENT DEALER PLEASE SIGN HERE AND COMPLETE BELOW

DELAWARE DISTRIBUTORS, L.P.		MML DISTRIBUTORS, LLC

By:	/s/ Stephen Busch	By:	/s/ Eric Wietsma
Name:	Stephen Busch	Name:	Eric Wietsma

Title:	Senior Vice President	Title:	President

Date:	October 24, 2016	Date:	11-3-2017

Firm’s Tax Identification Number
100 Bright Meadow Blvd.
Street Address
Enfield, CT 06082-1981
City/State/Zip

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APPENDIX A

To Delaware Investment Family of Funds Dealer’s Agreement

Between

Delaware Distributors, L.P., (“we”, “our”)

And

MML Distributors, LLC (“MMLD”, “you”, “your”)

Delaware Distributors, L.P. understands and recognizes the following:

1.	Delaware VIP Trust, Delaware Management Company, Delaware Distributors, L.P., and Massachusetts Mutual Life Insurance Company (“MassMutual”) are parties to a Fund Participation Agreement dated September 30, 2016 (the “Fund Participation Agreement”).

2	Delaware Distributors, L.P. and MassMutual are parties to a Rule 22c-2 Shareholder Information Agreement dated as of September 30, 2016 (the “Rule 22c-2 Agreement”).

3.	Massachusetts Mutual, through its separate accounts established for variable life insurance policies and variable annuity contracts (the “Contracts”), intends to issue Contracts that will be funded by an investment in Fund shares of the Delaware Investments® Family of Funds.

4	In connection with this Dealer’s Agreement reference is made to the Fund Participation Agreement and the Rule 22c-2 Agreement. The terms of the Fund Participation and Rule 22c-2 Agreements may, to the extent indicated herein, take precedence over the terms of this Dealer’s Agreement.

Based on the foregoing:

1.	We acknowledge that shareholder and administrative services, shall include, but are not limited to: (i) distribution of Fund reports, prospectuses, and SAIs for Fund shares to other than existing holders of Contracts; (ii) the preparation and distribution of sales literature and advertising material for the Fund Shares; (iii) continuing education and training of insurance agents and other representatives of MMLD with respect to the Fund’s share offering the Fund shares and serving as funding vehicles for the Contracts; (iv) providing information to Contract owners regarding the Fund shares; (v) providing maintenance of Contract owner’s accounts; (vi) providing services by insurance agents and other representatives of MMLD and MassMutual who will provide personal service and attention with respect to Contract owner’s investments in the Fund shares; and (v) other services in respect of the Fund shares as mutually agreed upon from time to time. We recognize and acknowledge that certain of the above services, as well as anti-money laundering compliance, are provided by your affiliates under the Fund Participation Agreement. Additionally, we recognize that compliance with Rule 22c-2 under the 1940 Act will also be provided by your affiliates under the Rule 22c-2 Agreement. We agree that, to the extent practicable, this Dealer’s Agreement should be interpreted in a manner so as not to conflict with the Fund Participation and Rule 22c-2 Agreements.

2.	We will direct all future 12b-1 payments on Fund Shares to MMLD Distributors, LLC. Such payment will be made as follows:

Wire Instructions:

Account Name: MML Distributors, LLC

Account Number:

Bank Name:

ABA#:

Reference: Revenue Sharing

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ACH Instructions:

Account Name: MML Distributors, LLC

Account Number:

Bank Name:

ABA#:

Reference: Revenue Sharing

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